Exhibit 99.B(i)

1701 Market Street	Morgan, Lewis
Philadelphia, PA 19103-2921	& Bockius LLP
215-963-5000	Counselors at Law
Fax: 215-963-5001

January 25, 2008

SEI Institutional International Trust

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:                              Opinion of Counsel regarding Post-Effective Amendment No. 44 to the Registration

Statement filed on Form N-1A under the Securities Act of 1933 (File No. 033-22821 and
811-05601).

Ladies and Gentlemen:

We have acted as counsel to SEI Institutional International Trust, a Massachusetts business trust (the “Trust”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”) which relates to the Trust’s units of beneficial interest, without par value (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 44 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)                                  a certificate of the Commonwealth of Massachusetts as to the existence of the Trust, which is duly authorized and validly existing under the laws of the Commonwealth of Massachusetts;

(b)                                 the Agreement and Declaration of Trust for the Trust and all amendments and supplements thereto (the “Declaration of Trust”);

(c)                                  a certificate executed by Timothy D. Barto, Vice President and Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration of Trust and By-Laws (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

(d)                                 a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP